UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2011

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 1.01.    ENTRY INTO A MATERIAL AGREEMENT
On October 13, 2011, Briggs & Stratton Corporation (the “Company”) and Briggs & Stratton AG (“B&S AG”), as borrowers, entered into a $500 million multicurrency credit agreement (the “Credit Agreement”) with various financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement replaces that certain amended and restated multicurrency credit agreement among the Company, various financial institutions party thereto and Bank of America, N.A., as administrative agent, dated as of July 12, 2007. The Company intends to use the new revolving credit facility for general corporate purposes.
The Credit Agreement provides for a revolving credit facility that matures on October 13, 2016. The initial maximum availability under the revolving credit facility is $500 million, of which, other than the outstanding letters of credit discussed in the following sentence, nothing was drawn as of October 13, 2011. Availability under the revolving credit facility is reduced by outstanding letters of credit, of which approximately $6.8 million were outstanding as of October 13, 2011. The Company may from time to time increase the maximum availability under the revolving credit facility by up to $250 million if certain conditions are satisfied, including (i) the absence of any event of default or default under the Credit Agreement, and (ii) the Company obtaining the consent of the lenders participating in each such increase.
Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR plus a specified margin based upon the Company's average net leverage ratio (as defined in the Credit Agreement) (the “Average Net Leverage Ratio”), or (ii) the base rate (which is the highest of (a) the administrative agent's prime rate, (b) the federal funds rate plus 0.50%, or (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon the Company's Average Net Leverage Ratio. The Company must also pay (1) a commitment fee ranging from 20.0 to 40.0 basis points per annum (based upon the Company's Average Net Leverage Ratio) on the aggregate unused commitments, and (2) a letter of credit fee ranging from 62.5 to 225.0 basis points per annum (based upon the Company's Average Net Leverage Ratio) on the undrawn amount of letters of credit.
The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company may not permit (i) the ratio of average funded debt (as defined in the Credit Agreement) on the last day of any fiscal quarter of the Company to consolidated net income (excluding certain non-cash extraordinary and other gains) before, among other things, interest, taxes, depreciation, amortization, and certain other losses, expenses and charges (“EBITDA”) for the four consecutive fiscal quarters then ended to exceed 3.50 to 1.00, and (ii) the ratio of its EBITDA for any period of four consecutive fiscal quarters to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00.
Except for customary provisions relating to the cash collateralization of letters of credit in limited circumstances, all borrowings under the Credit Agreement are unsecured. However, certain subsidiaries of the Company will unconditionally guarantee the Company's obligations from time to time arising under the Credit Agreement, and the Company will and, subject to certain conditions, certain foreign subsidiaries of the Company may in the future, unconditionally guarantee the obligations of B&S AG under the Credit Agreement to the extent that B&S AG borrows directly under the Credit Agreement.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or B&S AG, while it remains a borrower under the Credit Agreement, becomes the subject of voluntary or

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.
The description of the Credit Agreement set forth above is qualified by reference to the Multicurrency Credit Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03.    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS
(a)    Not applicable.
(b)    Not applicable.
(c)    Not applicable.
(d)    Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

4.1
Multicurrency Credit Agreement, dated as of October 13, 2011, among Briggs & Stratton Corporation, Briggs & Stratton AG, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: October 18, 2011	/s/ David J. Rodgers
David J. Rodgers
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

EXHIBIT INDEX

Exhibit No.	Description

4.1
Multicurrency Credit Agreement, dated as of October 13, 2011, among Briggs & Stratton Corporation, Briggs & Stratton AG, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.